For Immediate Release

Contact:     Willing Biddle, President or James Moore, CFO
                              Urstadt Biddle Properties, Inc.
                              203.863.8200

Urstadt Biddle Properties Inc. Announces Completion of Sale
Of Tempe Arizona Retail Property

GREENWICH, CONNECTICUT—April 13, 2007—Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust announced today that is has completed the sale of its 126,000 square foot retail property in Tempe, Arizona known as “Southern Plaza”. The property was sold to a local real estate investment group for an all cash price of $13,200,000. The Company expects to invest the net proceeds from the sale into the purchase price of a retail property to be acquired in a tax-deferred exchange transaction later this month. The Company estimates that it will record, for financial reporting purposes, a gain on sale of the property of approximately $11 million in its fiscal quarter ending April 30, 2007.

Commenting on the sale, Willing L. Biddle, UBP’s President and Chief Operating Officer said, “This sale continues our stated objective of selling non-core properties and recycling the proceeds into properties with greater long term growth potential in our targeted market in the New York Metropolitan area. The net proceeds from the sale of Southern Plaza are intended to be reinvested into the purchase of a 94,000 sf shopping center for $17.2 million located in Northern New Jersey that we are presently in contract to purchase. We expect to close on this property by the end of the month.”

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties and investment liquidity. UBP owns 38 properties containing 3.8 million square feet of space. UBP’s core properties consist principally of community shopping centers located in the northeast with a concentration in Fairfield County, Connecticut and Westchester and Putnam Counties, New York.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.